SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.___)

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☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Internap Network Services Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

April 28, 2006

Dear Internap Stockholder:

I am pleased to invite you to Internap Network Services Corporation’s 2006 annual meeting of stockholders. This year’s meeting will be held on Wednesday, June 21, 2006, at 10:00 a.m., Eastern Time, at 250 Williams Street, Atlanta, Georgia 30303. Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting and Proxy Statement. A copy of our 2005 Annual Report to Stockholders is also enclosed.

Whether or not you plan to attend the annual meeting, we hope you will have your shares represented by marking, signing, dating and returning your proxy card in the enclosed envelope as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy card. If you return your signed proxy but no voting instructions are given, your shares will be voted for each of the proposals discussed in the attached Notice of Annual Meeting and Proxy Statement. If you attend the annual meeting, you may vote your shares in person even though you have previously signed and returned your proxy card. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy and voting instructions so that your vote will be counted if you later decide not to attend the meeting.

Very truly yours, James P. DeBlasio President and Chief Executive Officer

INTERNAP NETWORK SERVICES CORPORATION

NOTICE OF THE 2006 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 21, 2006

NOTICE IS HEREBY GIVEN that the 2006 annual meeting of stockholders of Internap Network Services Corporation, a Delaware corporation, will be held on Wednesday, June 21, 2006, at 10:00 a.m., Eastern Time, at 250 Williams Street, Atlanta, Georgia 30303, for the following purposes:

1.	to elect two directors for a term expiring at the 2009 annual meeting;

2.
to consider and act upon a proposal to grant the board of directors the authority to amend our certificate of incorporation to effect a reverse stock split of our common stock at a specific ratio to be determined by our board of directors within a range of one-for-five and one-for-twenty;

3.
to consider and act upon a proposal to grant the board of directors the authority to implement an option exchange program pursuant to which eligible employees will be offered the opportunity to exchange their eligible options to purchase shares of our common stock outstanding under our existing equity incentive plans for new stock options at a lower exercise price;

4.	to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for our fiscal year ending December 31, 2006; and

5.	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice and incorporated by reference herein.

The board of directors has fixed the close of business on April 24, 2006 as the record date for the determination of holders of our common stock entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the annual meeting shall be open for the examination of any stockholder, for any purpose relevant to the annual meeting, during ordinary business hours, for a period of at least ten days prior to the annual meeting at our principal executive offices at 250 Williams Street, Suite E-100, Atlanta, Georgia 30303.

By order of the Board of Directors, David H. King Corporate Secretary

Atlanta, Georgia
April 28, 2006

Your vote is important. Whether or not you expect to attend the annual meeting, please read the attached proxy statement and then promptly complete, date, sign and return the enclosed proxy card in order to ensure your representation at the annual meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have given your proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain from such broker, bank or other nominee a proxy card issued in your name. Contact your broker, bank or other nominee for instructions.

INTERNAP NETWORK SERVICES CORPORATION
250 Williams Street, Suite E-100
Atlanta, Georgia 30303

PROXY STATEMENT
FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 21, 2006

INFORMATION ABOUT THE ANNUAL MEETING

Our board of directors is soliciting proxies for use at our 2006 annual meeting of stockholders to be held on Wednesday, June 21, 2006, at 10:00 a.m., Eastern Time, or at any adjournment or postponement thereof. The annual meeting will be held at 250 Williams Street, Atlanta, Georgia 30303. When used in this proxy statement, the terms “we,” “us,” “our,” the “Company,” and “Internap” refer to Internap Network Services Corporation.

A copy of our 2005 Annual Report to Stockholders accompanies this proxy statement. Additional copies of the 2005 Annual Report to Stockholders, along with copies of our 2005 Annual Report on Form 10-K, including financial statements and financial statement schedules (but not including documents incorporated by reference) are available to any stockholder without charge upon written request to:

Internap Network Services Corporation Attention: Corporate Secretary 250 Williams Street, Suite E-100 Atlanta, Georgia 30303

You may also obtain our 2005 Annual Report on Form 10-K over the Internet at the Securities and Exchange Commission’s, or SEC’s, website, www.sec.gov, or at our website, www.internap.com.

This proxy statement and form of proxy card are first being sent or given to stockholders on or about May 4, 2006.

GENERAL INFORMATION ABOUT VOTING

Who Can Vote

The board of directors has set April 24, 2006 as the record date for the annual meeting. Only holders of record of our common stock at the close of business on this date will be entitled to notice of, and to vote at, the annual meeting. As of the record date, we had outstanding and entitled to vote ________ shares of common stock. Each holder of record of our common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the annual meeting.

Matters Submitted to Stockholders for a Vote

You are being asked to vote on the following proposals:

1.	to elect two directors for a term expiring at the 2009 annual meeting;

2.
to consider and act upon a proposal to grant the board of directors the authority to amend our certificate of incorporation to effect a reverse stock split of our common stock at a specific ratio to be determined by our board of directors within a range of one-for-five and one-for-twenty;

3.
to consider and act upon a proposal to grant the board of directors the authority to implement an option exchange program pursuant to which eligible employees will be offered the opportunity to exchange their eligible options to purchase shares of our common stock outstanding under our existing equity incentive plans for new stock options at a lower exercise price;

4.	to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for our fiscal year ending December 31, 2006; and

5.	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

No cumulative rights are authorized, and dissenters’ rights are not applicable to any of the matters being voted upon.

Quorum

In order for us to conduct the annual meeting, we must have a quorum, which means that a majority of the outstanding shares of our common stock as of the record date must be present, in person or by proxy, at the meeting.

Vote Required

Election of Directors. Stockholders may vote “For” all nominees, “Withhold” their votes as to all nominees or “Withhold” their votes as to specific nominees. The two persons receiving the highest number of votes for election as a director with a term expiring at the 2009 annual meeting will be elected. This is called a “plurality.” Abstentions will be counted in determining whether a quorum is present but will have no other effect on the election of directors.

Reverse Stock Split. Stockholders may vote “For” the proposal, “Against” the proposal or “Abstain.” The votes required to approve the authorization of the reverse stock split is the affirmative vote of a majority of the shares of our common stock outstanding and entitled to vote. Abstentions and broker non-votes (which are described below under “Failure to Vote”) will not be voted, although they will be counted in determining whether a quorum is present and will have the same effect as a vote against the proposal.

Stock Option Exchange. Stockholders may vote “For” the proposal, “Against” the proposal or “Abstain.” The votes required to approve the stock option exchange program is the affirmative vote of a majority of the shares of our common stock cast, in person or by proxy, at the annual meeting. Abstentions and broker non-votes will not be voted, although they will be counted in determining whether a quorum is present. Abstentions and broker non-votes will have no effect in determining the outcome of the vote on this proposal.

Ratification of the Auditors. Stockholders may vote “For” the proposal, “Against” the proposal or “Abstain.” The vote required to approve the ratification of the appointment of our independent auditors is the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the annual meeting. Abstentions and broker non-votes will not be voted, although they will be counted in determining whether a quorum is present. Abstentions will have the same effect as a vote against the proposal, but broker non-votes will have no effect in determining the outcome of the vote on this proposal.

Failure to Vote

If you do not vote your proxy and your shares are held in street name, your brokerage firm may either:

• vote your shares on routine matters; or

• leave your shares unvoted.

Under the rules of the New York and American Stock Exchanges, which we refer to collectively as the “Exchanges,” that govern most domestic stock brokerage firms, member firms that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote on the election of directors and on certain other routine matters under the rules of the Exchanges. On non-routine matters, if the brokerage firm has not received voting instructions from the stockholder, the brokerage firm cannot vote the shares on that proposal, which is considered a “broker non-vote.” Broker non-votes will be counted for purposes of establishing a quorum to conduct business at the meeting. The proposals to approve the authorization of a reverse stock split and the option exchange program are non-routine matters. None of the other proposals are non-routine. Accordingly, brokers that do not receive instructions will be entitled to vote on the election of directors and the ratification of the appointment of our independent registered public accounting firm at the annual meeting but may not vote for the proposal to approve a reverse stock split or the authorization of the Company to implement an option exchange program. Broker non-votes will not be counted “For” or “Against” the proposal to approve the authorization of the option exchange program, but will have the same effect as a vote “Against” the proposal to approve the authorization of the reverse stock split.

How to Vote

You may vote by mail. You do this by signing your proxy card and mailing it in the enclosed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted “For” each of the proposals described in this proxy statement.

You may vote by Internet. Detailed instructions on how to vote by Internet are set forth below.

•
For shares registered in your name - As a stockholder of record, you may go to http://www.proxyvote.com to grant a proxy to vote your shares by means of the Internet. You will be required to provide your number and control number contained on your proxy card. You will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen, and you will be prompted to submit or revise them as desired.

•
For shares registered in the name of a broker or bank - Most beneficial owners whose stock is held in street name receive instructions for granting proxies from their banks, brokers or other agents, rather than a proxy card. A number of brokers and banks are participating in a program provided through ADP Investor Communication Services, or ADP, that offers the means to grant proxies to vote shares by means of the telephone and Internet. If your shares are held in an account with a broker or bank participating in the ADP program, you may grant a proxy to vote those shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the Internet at ADP’s website at http://www.bsg.adp.com.

•
General information for all shares voted via the Internet - We must receive votes submitted via the Internet by 11:59 p.m., Eastern Time, on June 20, 2006. Submitting your proxy via the Internet will not affect your right to vote in person should you decide to attend the annual meeting.

You may also vote in person at the annual meeting. Written ballots will be given to anyone who wants to vote at the annual meeting. If you hold your shares in “street name,” you will need to obtain a proxy from the broker or bank that holds your shares in order to vote at the annual meeting.

Revocability of Proxies

Any stockholder delivering a proxy has the power to revoke it at any time before it is voted by:

1.	giving written notice to Corporate Secretary, at 250 Williams Street, Suite E-100, Atlanta, Georgia 30303;

2.	executing and delivering to the Corporate Secretary a proxy card bearing a later date; or

3.	voting in person at the annual meeting.

Please note, however, that under the rules of the Exchanges, any beneficial owner of our common stock whose shares are held in a street name by a member brokerage firm may revoke his or her proxy and vote his or her shares in person at the annual meeting only in accordance with applicable rules and procedures of the Exchanges, as employed by the beneficial owner’s brokerage firm.

Cost of this Proxy

We will bear the entire cost of solicitation of proxies, including the costs of preparing, assembling, printing and mailing this proxy statement, the proxy card and any additional information furnished to stockholders. We will furnish copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. We may also solicit proxies by telephone, facsimile or personal solicitation by our directors, officers or other regular employees. We will not pay any additional compensation to directors, officers or other regular employees for such services.

Other Matters that May Come Before the Annual Meeting

Our board of directors knows of no matters other than those referred to in the accompanying Notice of 2006 Annual Meeting of Stockholders which may properly come before the annual meeting. However, if any other matters should be properly presented for consideration and voting at the annual meeting or any adjournments thereof, the accompanying proxy gives discretionary authority to the persons named as proxies on the form of proxy card to vote the shares represented by all valid proxy cards with respect to such other matters. Those persons intend to vote that proxy in accordance with their best judgment.

PROPOSAL 1 - ELECTION OF DIRECTORS

Under our certificate of incorporation, as amended, the size of our board of directors is set at no less than five (5) nor more than nine (9) members, with the specific number set by resolutions of the board of directors. The board is divided into three classes, with the directors in each class serving a three-year term. Currently, our board of directors consists of eight members.

The terms of the two directors in Class I, Charles B. Coe and Patricia L. Higgins, will expire at the annual meeting.

Based upon the recommendation of the Nominations and Governance Committee, the board of directors has nominated each of Mr. Coe and Ms. Higgins for election as Class I directors for a term expiring at the 2009 annual meeting of stockholders and until their successors have been qualified, or until their earlier death, resignation or removal. Each of the nominees has agreed to serve if elected, and the board of directors has no reason to believe they will be unable to serve. If any nominee for director is unable to serve, the persons named in the proxy may vote for a substitute nominee.

The board of directors unanimously recommends that you vote “For” the election of Mr. Coe and Ms. Higgins as directors to hold office until the 2009 annual meeting of stockholders.

Set forth below is information about the director nominees and about the incumbent directors whose terms will expire in 2007 and 2008.

Nominees for a Term Expiring in 2009 (Class I)

Charles B. Coe, 58, has served as a director since July 2003.  Mr. Coe is a 28-year veteran of the telecommunications industry, including 15 years with BellSouth.  During his career, he served as President of BellSouth Network Services; President of BellSouth Telecommunications; President of BellSouth International; and Group President of Customer Operations for BellSouth Telecommunications.  Previously, Mr. Coe had served in various management positions with AT&T Communications and American Telesystems Corporation.  Mr. Coe holds an M.B.A. degree from Georgia State University and a B.S. degree from The Citadel.

Patricia L. Higgins, 56, has served as a director since December 2004.  Ms. Higgins has nearly 30 years of experience in the telecommunications industry.   Ms. Higgins is the former President, CEO, and a board member of Switch and Data, a leading provider of neutral interconnection and collocation services.  Until 2000, Ms. Higgins served as Chairman and CEO of The Research Board, a premier consulting and research services company for information technology. Prior to 1999, Ms. Higgins was the CIO of Alcoa and also held senior management positions at UNISYS, Verizon (NYNEX) and AT&T. Ms. Higgins currently serves on the Board of Directors of Delta Airlines, Inc., Visteon Corp. and SpectraSite Inc.  Ms. Higgins holds a B.A. degree from Montclair State University and attended Harvard Business School’s Advanced Management Program.

Incumbent Directors whose Terms Will Expire in 2007 (Class II)

James DeBlasio, 50, was appointed as Internap's President and Chief Executive Officer in November 2005, after serving as President and Chief Operating Officer of Internap from September 2005 until November 2005. Mr. DeBlasio has served as a director of Internap since July 2003. He also previously served as Chairman of the Audit Committee and member of the Nominations and Governance Committee of Internap’s Board of Directors, until he resigned from these committee appointments upon commencing employment as the Company’s President & Chief Operating Officer in September 2005. From 2003 until September 2005, Mr. DeBlasio served as Financial Vice President of the wireline and wireless product portfolio of Lucent Technologies, a network communications equipment provider. Prior to that, from 2002 to 2003, he was Financial Vice President for Lucent’s Mobility Solutions Group. He served as Financial Vice President—Corporate Planning and Analysis for Lucent from 2001 to 2002, as Chief Financial Officer of Lucent’s Optical Networking Group from 2000 to 2001 and as Financial Vice President and Chief Financial Officer of Lucent’s Wireless Networks Group from 1997 to 2000.  Mr. DeBlasio holds an M.B.A degree in Finance and Financial Portfolio Analysis from Seton Hall University and a B.S. degree in Industrial Management from Villanova University.

Fredric W. Harman, 45, has served as a director since January 1999. Since 1994, Mr. Harman has served as a Managing Member of the General Partners of venture capital funds affiliated with Oak Investment Partners. Mr. Harman served as a General Partner of Morgan Stanley Venture Capital, L.P. from 1991 to 1994. Mr. Harman holds a B.S. degree and a M.S. degree in electrical engineering from Stanford University and an M.B.A. degree from Harvard University.

Kevin L. Ober, 45, is a Managing Partner of Divergent Venture Partners. Prior to Divergent, he spent seven years with Vulcan Ventures, a national venture capital firm owned by Paul Allen, co-founder of Microsoft Corporation. While with Vulcan, he led investments in Internet Infrastructure companies such as Internap Network Services Corporation, Nexabit Networks, Wavtrace and Net Perceptions. Other investments included Command Audio, Capstone Turbine, Colorado Micro Displays, ShareWave, Terastor and Netschools. Prior to working at Vulcan Ventures, Mr. Ober served in various positions at Conner Peripherals, Inc., a computer hard disk drive manufacturer in San Jose California. He holds a B.S. degree in business administration from St. John's University and an M.B.A. degree from Santa Clara University.

Incumbent Directors Whose Terms Will Expire in 2008 (Class III)

Eugene Eidenberg, 66, has served as a director since November 1997 and non-executive chairman of the board of directors since April 2002. From November 1997 until April 2002, Mr. Eidenberg was the chairman of the board of directors. From July 2001 until April 2002, Mr. Eidenberg served as our chief executive officer. Mr. Eidenberg has been a Strategic Advisor of Granite Venture Associates LLC, an early-stage high tech venture capital firm, since 2005, after co-founding the firm and serving as a Managing Director of the firm from 1999 until 2005 and has served as a Principal of Hambrecht & Quist Venture Associates, an early-stage high tech venture capital firm, since 1998 and was an advisory director at the San Francisco investment-banking firm of Hambrecht & Quist from 1995 to 1998. Mr. Eidenberg served for 12 years in a number of senior management positions with MCI Communications Corporation, one of the largest communications networks. His positions at MCI included Senior Vice President for Regulatory and Public Policy, President of MCI's Pacific Division, Executive Vice President for Strategic Planning and Corporate Development and Executive Vice President for MCI's international businesses. Mr. Eidenberg was Secretary to the Cabinet and Assistant to the President during the Carter Administration. Mr. Eidenberg is currently a director of several private companies. Mr. Eidenberg holds a Ph.D. and an M.A. degree from Northwestern University and a B.A. degree from the University of Wisconsin.

William J. Harding, 58, has served as a director since January 1999. Dr. Harding has served as a Managing Member of Morgan Stanley Venture Partners III, LLC since 1997 and a Managing Director of Morgan Stanley & Co., Inc. since 1999. He joined Morgan Stanley & Co., Inc. in October 1994. Dr. Harding is currently a Director of several private companies. Prior to joining Morgan Stanley, Dr. Harding was a General Partner of several venture capital partnerships affiliated with J.H. Whitney & Co. Previously, Dr. Harding was associated with Amdahl Corporation from 1976 to 1985, serving in various technical and business development roles. Prior to Amdahl, Dr. Harding held several technical positions with Honeywell Information Systems. Dr. Harding holds a B.S. degree in Engineering Mathematics and an M.S. degree in Systems Engineering from the University of Arizona and a Ph.D. in Engineering from Arizona State University. Dr. Harding also served as an officer in the Military Intelligence Branch of the United States Army Reserve.

Dr. Daniel C. Stanzione, Ph. D., 60, retired from Lucent Technologies in 2000 where he served as Chief Operating Officer and President of Bell Laboratories.  At Lucent’s formation in 1995, Dr. Stanzione was President of Network Systems, Lucent’s business unit which sold products and services to telecommunication Service Providers around the world.  Dr. Stanzione is currently a director of a few private companies and Quest Diagnostics, a public company, as well as Internap.  Dr. Stanzione is currently a consultant and serves on the Network Advisory Board at Accenture.  Dr. Stanzione holds a B.S. degree in Electrical Engineering, an M.S. degree in Environmental Systems Engineering and a Ph. D. in Electrical and Computer Engineering, all from Clemson University.

Family Relationships

No family relationships exist among any of our directors or executive officers.

Agreements to Elect Directors

No agreements exist to elect any of our directors.

CORPORATE GOVERNANCE

Board of Directors’ Committees and Meetings

The board of directors conducts its business through meetings and actions by unanimous written consent of the full board and through committees of the board, consisting of an Audit Committee, a Compensation Committee and a Nominations and Governance Committee. The board of directors has adopted a charter for each of these committees that can be found on our website at www.internap.com.

During the fiscal year ended December 31, 2005, the board of directors held six regular and one special meeting, the Audit Committee held five regular and ten special meetings, the Compensation Committee held four regular and two special meetings and the Nominations and Governance Committee held one meeting. During the fiscal year ended December 31, 2005, each member of our board of directors attended at least 75% of the meetings of the board of directors and of the committees on which he or she served that were held during the period for which he or she was a director or committee member.

We have not adopted a formal policy regarding board member attendance at our annual meetings; however, we strongly encourage all board members to attend the annual meeting. Seven of our nine directors were in attendance at the 2005 annual meeting of stockholders.

The Audit Committee. The Audit Committee is composed of Ms. Higgins, Dr. Harding and Mr. Ober. Ms. Higgins is the Chair of the Audit Committee. The Audit Committee is responsible for, among other things:

•	directly appointing our independent registered public accountants;

•	discussing with our independent registered public accountants their independence from management;

•	reviewing with our independent registered public accountants the scope and results of their audit;

•	approving all audit services and pre-approving all permissible non-audit services to be performed by the independent registered public accountants;

•	overseeing the financial reporting process and discussing with management and our independent registered public accountants the interim and annual financial statements that we file with the SEC; and

•	reviewing and monitoring our accounting principles, policies and financial and accounting controls.

All committee members are independent as defined in applicable SEC and American Stock Exchange, or AMEX, rules. The board of directors has determined that Ms. Higgins, the current committee Chair, qualifies as an audit committee financial expert within the meaning of SEC rules and regulations.

The Compensation Committee. The Compensation Committee consists of Messrs. Coe and Harman and Ms. Higgins. Mr. Coe currently serves as Chair of the Compensation Committee. The Compensation Committee reviews and recommends to the Board the compensation and benefits of all our officers and establishes and reviews general policies relating to compensation and benefits for our employees. All committee members are independent as defined in applicable SEC and AMEX rules.

The Nominations and Governance Committee. The Nominations and Governance Committee consists of Messrs. Stanzione, Eidenberg and Coe and Ms. Higgins. Mr. Stanzione currently serves as Chair of the Nominations and Governance Committee. The Nominations and Governance Committee is responsible for assisting the board of directors in identifying and attracting highly qualified individuals to serve as directors and selecting director nominees and recommending them to the board for election at annual meetings of stockholders. Each member of the Nominations and Governance Committee is independent as defined in applicable SEC and AMEX rules.

Selection of Director Nominees

General Criteria and Process. In identifying and evaluating director candidates, the Nominations and Governance Committee has not set specific criteria for directors. Under its committee charter, the Nominations and Governance Committee is responsible for determining desired board skills and attributes and may consider strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the board. The Nominations and Governance Committee may retain a third-party search firm to identify director candidates and has sole authority to select the search firm and approve the terms and fees of any director search engagement.

Stockholder Nominations. Stockholders who wish to recommend nominees for consideration by the Nominations and Governance Committee must submit their nominations in writing to our Corporate Secretary. Submissions must include sufficient biographical information concerning the recommended individual for the committee to consider, including age, five-year employment history with employer names and a description of the employer’s business, whether such individual can read and comprehend basic financial statements, and other board memberships (if any) held by the recommended individual. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the board of directors and to serve if elected by the stockholders. The Nominations and Governance Committee may consider such stockholder recommendations when it evaluates and recommends nominees to the board of directors for submission to the stockholders at each annual meeting. Stockholder nominations made in accordance with these procedures and requirements must be addressed to our Corporate Secretary, at 250 Williams Street, Suite E-100, Atlanta, Georgia 30303.

In addition, stockholders may nominate directors for election without consideration by the Nominations and Governance Committee. Any stockholder of record may nominate an individual by following the procedures and deadlines set forth in the “Stockholders’ Proposals for 2007 Annual Meeting” section of this proxy statement and by complying with the eligibility, advance notice and other provisions of our bylaws. Under our bylaws, a stockholder is eligible to submit a stockholder proposal if the stockholder is of record and entitled to vote at the annual meeting. The stockholder also must provide timely notice of the proposal to us. To be timely, the stockholder must provide advance notice not less than 90 nor more than 120 calendar days prior to the anniversary date of the preceding year’s annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date.

As of December 31, 2005, the Nominations and Governance Committee had not received a recommended nominee from any stockholder or group of stockholders that beneficially owned more than 5% of our common stock for at least one year as of the date of the recommendation.

Compensation of Directors

Our non-employee directors receive an annual retainer of $20,000. In addition, the Chair of the Board and the Chair of the Audit Committee each receive an annual fee of $10,000, and the chairs of the other committees each receive an annual fee of $5,000. Directors also receive a cash fee of $1,500 per board meeting attended in person, $500 per board meeting attended by telephone, $1,000 per committee meeting attended in person and $500 per committee meeting attended by telephone. They are also reimbursed for certain expenses in connection with attendance at board of directors and committee meetings. Directors who are also employees do not receive any additional compensation for serving on the board of directors or any committees of the board of directors.

In addition, non-employee directors receive an annual option to purchase 20,000 shares of common stock pursuant to our 2005 Incentive Stock Plan. New non-employee directors also receive an initial grant of 250,000 options to acquire shares of common stock under the plan. The options have an exercise price equal to 100% of the fair market value of our common stock on the date of grant and are fully vested and exercisable as of the date of grant.

Stockholder Communications with the Board of Directors

The board of directors has a policy and process to facilitate stockholder communications with directors. Stockholders who wish to communicate directly with the board of directors may do so by writing to Internap Network Services Corporation, 250 Williams Street, Suite E-100, Atlanta, Georgia 30303, Attn: Corporate Secretary or by sending electronic mail to boardofdirectors@internap.com.

The Corporate Secretary will forward all communications received without reviewing or editing them. The Chairman of the board of directors, or the other director to whom your communication is addressed, if other than the board, will decide whether and how to respond to your communication. Such person may consult with the Corporate Secretary regarding his or her response.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of shares of common stock as of March 1, 2006 for:

•	our directors and director nominees,

•
our Chief Executive Officer and our Named Executive Officers, who include (i) each of our other four most highly compensated executive officers as of December 31, 2005 and (ii) two individuals who would have been among the four most highly compensated executive officers had they been executive officers as of December 31, 2005,

•	our directors, director nominees and executive officers as a group, and

•	each stockholder that holds more than a 5% interest in our outstanding common stock.

Unless otherwise indicated in the footnotes, all of such interests are owned directly and the indicated person or entity has sole voting and disposition power.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 1, 2006 are deemed outstanding, while these shares are not deemed outstanding for computing percentage ownership of any other person.

The percentage of common stock beneficially owned are based on 343,610,104 shares of our common stock outstanding at March 1, 2006.

The address for those individuals for which an address is not otherwise indicated is: c/o Internap Network Services Corporation, 250 Williams Street, Atlanta, Georgia 30303.

	Common Stock Beneficially Owned
	Number of Shares	Percent of Class

Morgan Stanley Venture Capital III, Inc. (1)	17,095,550	5.0%
Morgan Stanley Venture Investors III, L.P. (1)	1,415,213	*
The Morgan Stanley Venture Partners Entrepreneur Fund, L.P. (1)	644,861	*
Morgan Stanley Venture Partners III, L.P. (1)	14,739,713	4.3%
Oak Investment Partners VIII, L.P. (2)	28,128,687	8.2%
Oak VIII Affiliates Fund, L.P. (2)	28,128,687	8.2%
Oak Investment Partners X, L.P. (2)	28,128,687	8.1%
Oak X Affiliates Fund, L.P. (2)	28,128,687	8.2%
David L. Abrahamson (3)	2,621,167	*
David A. Buckel (4)	1,163,749	*
Charles B. Coe (5)	390,000	*
James P. DeBlasio (6)	1,340,000	*
Eugene Eidenberg (7)	2,327,431	*
William J. Harding (8)	440,510	*
Fredric W. Harman (2)	28,128,687	8.1%
Patricia L. Higgins (9)	317,301	*
Eric Klinker (10)	944,584	*
Ali Marashi	--	*
Kevin L. Ober (11)	208,333	*
Gregory A. Peters	--	*
Daniel C. Stanzione (12)	270,000	*
Eric Suddith (13)	732,290	*
All directors and executive officers as a group (13 persons)	38,884,052	11.2%
______________________

(1)
Consists of (a) 13,179,322 shares of common stock, and 1,560,391 shares of common stock issuable upon the exercise of warrants held by Morgan Stanley Venture Partners III, L.P., (b) 1,265,395 shares of common stock, and 149,818 shares of common stock issuable upon the exercise of warrants held by Morgan Stanley Venture Investors III, L.P., (c) 576,595 shares of common stock, and 68,266 shares of common stock issuable upon the exercise of warrants held by The Morgan Stanley Venture Partners Entrepreneur Fund, L.P. (the funds referred to in (a), (b) and (c) above are referred to herein collectively as the "Funds") and (d) 295,763 shares of common stock held by Morgan Stanley Venture Capital III, Inc. Dr. William J. Harding, one of our directors, is a managing member of Morgan Stanley Venture Partners III, L.L.C., which is the general partner of each of the Funds (the "General Partner"). The General Partner of each of the Funds is controlled by Morgan Stanley Venture Capital III, Inc. ("MSVC III, Inc."), the institutional managing member of the General Partner and a wholly-owned subsidiary of Morgan Stanley. Voting and dispositive power with respect to the shares of our common stock offered by the Funds in this prospectus is exercised by MSVC III, Inc. The directors of MSVC III, Inc. are Ghassan Bejjani, Guy L. de Chazal, Scott S. Halsted, Dr. Harding, Howard I. Hoffen, M. Fazle Husain and Robert L. Loarie. The Funds have advised us that they are affiliates of one or more broker-dealers and that each of the Funds acquired the securities reflected in this table in the ordinary course of business and, at the time of acquisition, such Fund had no agreements or understandings, directly or indirectly, to distribute such securities. Dr. Harding disclaims beneficial ownership of any of the securities owned by the Funds except to the extent of his proportionate pecuniary interest therein and disclaims beneficial ownership of any of the securities owned by MSVC III, Inc. The address for the Funds is c/o Morgan Stanley Venture Partners, 1585 Broadway, 38th Floor, New York, New York 10036. Based on information provided by such stockholders and a Schedule 13G filed by the stockholders on February 13, 2006.

(2)
Consists of (a) 6,278,024 shares of common stock, and 58,860 shares of common stock issuable upon the exercise of options held by Oak Investment Partners VIII, L.P., (b) 160,328 shares of common stock, and 1,140 shares of common stock issuable upon the exercise of options held by Oak VIII Affiliates Fund L.P., (c) 18,269,856 shares of common stock, and 2,917,296 shares of common stock issuable upon the exercise of warrants held by Oak Investment Partners X, L.P., (d) 293,298 shares of common stock, and 46,833 shares of common stock issuable upon the exercise of warrants held by Oak X Affiliates Fund, L.P., (e) ------94,853 shares of common stock held by a trust of which Fredric W. Harman, one of our directors, is a trustee; (f) an aggregate of 8,199 shares of common stock held in trust for the benefit of Mr. Harman's three minor children, and (g) 120,000 shares of common stock issuable upon the exercise of options held by Mr. Harman on behalf of Oak Investment Partners VIII, L.P., Oak VIII Affiliates Fund, L.P., Oak Investment Partners X, L.P. and Oak X Affiliates Fund, L.P.. Mr. Harman is a managing member of the general partner of Oak Investment Partners VIII, L.P., Oak VIII Affiliates Fund, L.P., Oak Investment Partners X, L.P. and Oak X Affiliates Fund, L.P. Oak Associates VIII, LLC is the general partner of Oak Investment Partners VIII, L.P. The names of the parties who share voting and dispositive power with respect to the shares of our common stock held by Oak Investment Partners VIII, L.P. in this proxy statement are Mr. Harman, Bandel L. Carano, Ann H. Lamont, Edward F. Glassmeyer, and Gerald R. Gallagher, all of which are managing members of Oak Associates VIII, LLC. Oak VIII Affiliates, LLC is the General Partner of Oak VIII Affiliates Fund, L.P. The names of the parties who share voting and dispositive power with respect to the shares of our common stock held by Oak VIII Affiliates Fund, L.P. in this proxy statement are Mssrs. Harman and Carano, Ms. Lamont, and Mssrs. Glassmeyer and Gallagher, all of which are managing members of Oak VIII Affiliates, L.L.C. Each of Mssrs. Harman and Carano, Ms. Lamont, and Mssrs. Glassmeyer and Gallagher disclaims beneficial ownership of the securities held by such partnerships to the extent such person does not have a pecuniary interest therein. Oak Investment Partners VIII, L.P. and Oak VIII Affiliates Fund L.P. disclaim beneficial ownership of the shares held by Mr. Harman. Mr. Harman disclaims beneficial ownership of any of the securities owned by any of the above entities to the extent he does not have a pecuniary interest therein. Oak Associates X, LLC is the general partner of Oak Investment Partners X, L.P. The names of the parties who share voting and dispositive power with respect to the shares of our common stock beneficially owned by Oak Investment Partners X, L.P. are Mssrs. Harman and Carano, Ms. Lamont, Mr. Glassmeyer and David B. Walrod, all of which are managing members of Oak Associates X, LLC. Each of such persons disclaims beneficial ownership of the securities held by Oak Investment Partners X, L.P. to the extent such person does not have a pecuniary interest therein. Oak X Affiliates, L.L.C. is the general partner of Oak X Affiliates Fund, L.P. The names of the parties who share voting and dispositive power with respect to the shares of our common stock beneficially owned by Oak X Affiliates Fund, L.P. Mssrs. Harman and Carano, Ms. Lamont, and Mssrs. Glassmeyer and Walrod, all of which are managing members of Oak X Affiliates, L.L.C. Each of such persons disclaims beneficial ownership of the securities held by Oak X Affiliates, L.P. to the extent such person does not have a pecuniary interest therein. Oak Associates X, LLC, Oak Investment Partners X, L.P. and Oak X Affiliates, L.P. disclaim beneficial ownership of the shares held by Mr. Harman. The address for these entities is c/o Oak Investment Partners VIII, L.P., 525 University Avenue, Suite 300, Palo Alto, California 94301. Based on information provided by such stockholders and a Schedule 13G filed by the stockholders on February 13, 2006.

(3)
Consists of 52,000 shares of common stock, 500,000 shares of restricted stock that vest in a series of 16 quarterly installments upon the completion of each three month period of service over the service period measured from January 1, 2006 through January 1, 2010, and options to purchase 2,069,167 shares of common stock that are vested and exercisable or that will vest within 60 days.

(4)
Consists of 20,000 shares of common stock, 550,000 shares of restricted stock that vest in a series of 16 quarterly installments upon the completion of each three month period of service over the service period measured from January 1, 2006 through January 1, 2010, and options to purchase 593,749 shares of common stock that are vested and exercisable or that will vest within 60 days.

(5)	Consists of 100,000 shares of common stock and options to purchase 290,000 shares of common stock that are vested and exercisable.

(6)
Consists of 50,000 shares of common stock, 1,000,000 shares of restricted stock that vest 50% on September 30, 2006 with the remainder to vest over three years in equal installments on each of the first three anniversaries after September 30, 2006, and options to purchase 290,000 shares of common stock that are vested and exercisable or that will vest within 60 days.

(7)
Consists of 567,431 shares of common stock and options to purchase 1,760,000 shares of common stock that are vested and exercisable. Includes 455,566 shares of common stock held by Eugene Eidenberg, as trustee of the Eugene Eidenberg Trust dated 9/97, 26,197 shares of common stock held by Eugene Eidenberg, as trustee of the Anna M. Chavez Educational Trust and 85,668 shares held by Anna M. Chavez.

(8)	Consists of 240,510 shares of common stock and options to purchase 200,000 shares of common stock that are vested and exercisable.

(9)	Consists of 36,586 shares of common stock and options to purchase 270,000 shares of common stock that are vested and exercisable.

(10)
Consists of 5,000 shares of common stock, 500,000 shares of restricted stock that vest in a series of 16 quarterly installments upon the completion of each three month period of service over the service period measured from January 1, 2006 through January 1, 2010, and options to purchase 439,584 shares of common stock that are vested and exercisable or that will vest within 60 days.

(11)	Consists of 8,333 shares of common stock and options to purchase 200,000 shares of common stock that are vested and exercisable.

(12)	Consists of options to purchase 270,000 shares of common stock that are vested and exercisable.

(13)
Consists of 500,000 shares of restricted stock that vest in a series of 16 quarterly installments upon the completion of each three month period of service over the service period measured from January 1, 2006 through January 1, 2010, and options to purchase 232,290 shares of common stock that are vested and exercisable or that will vest within 60 days.

EXECUTIVE OFFICERS

Executive Officers

In addition to Mr. DeBlasio, our President and Chief Executive Officer, whose biographical information appears under “Proposal 1 - Election of Directors,” set forth below are each of our executive officers and their ages as of December 31, 2005.

Name	Age	Position
James P. DeBlasio	50	President and Chief Executive Officer
David L. Abrahamson	44	Vice President, Sales
David A. Buckel	44	Vice-President and Chief Financial Officer
Eric Klinker	37	Vice-President, Engineering, Chief Technology Officer and Chief Information Officer
Robert P. Smith	44	Vice President and Chief Marketing Officer
Eric Suddith	45	Vice President, Operations

David L. Abrahamson has served as the Company’s Vice President, Sales since January 2003 and as Chief Marketing Officer from October 2002 to May 2005.  From August 1999 to September 2002, Mr. Abrahamson was Senior Vice President of BellSouth’s e-Business Services. In this role, he led BellSouth’s e-business applications and services organization where he was responsible for developing and managing BellSouth’s Internet data center products and services. Previously, he was at Sprint, a global communications company, where he held numerous management positions in accounting, operations and finance before becoming a key marketing executive in the consumer business unit. Mr. Abrahamson graduated from Iowa State University with a B.S. degree in Accounting and Business and obtained a Master’s degree from Kansas University.

David A. Buckel has served as the Company’s Chief Financial Officer since May 2004, after serving as Financial Vice President from October 2003 until May 2004.  Mr. Buckel also previously served as an Investor Relations consultant with the Company from July 2003 until October 2003. From November 2002 to July 2003, he served as Senior Manager and President of AJC Finance & Market Group, a financial consulting firm. Prior to that, Mr. Buckel was Senior Vice President and Chief Financial Officer for two Nasdaq-listed public companies, Interland Corporation, a provider of applications and web hosting and consulting services from March 2001 through November 2002, and Applied Theory Corporation, a provider of hosting, software development and internet connectivity products, from July 1995 through March 2001.  Mr. Buckel holds a B.S. degree in Accounting from Canisius College and an M.B.A. degree in Finance and Operations Management from Syracuse University.

Eric Klinker has served as the Company’s Chief Technology Officer, Chief Information Officer and Vice President, Engineering since October 2005, after holding various other management positions with the Company, including as Chief Technology Officer and Vice President of Engineering since July 2005 and as Vice President of Engineering since January 2004. Previously, Mr. Klinker held various management positions, most recently as Chief Technology Officer and Chief Architect, at netVmg, a privately-held pioneering provider of intelligent route control and bandwidth management products, from 2000 until the company was acquired by Internap in October 2003. Prior to netVmg, Mr. Klinker served with Excite@Home where he focused on product development of cable and IP network management systems. Mr. Klinker also spent seven years in applied research for the Naval Research Laboratory in Washington, D.C. His primary research interests focused on IP Multicast Routing, Distributed Computing and Information Security. Klinker holds a B.S. degree in Electrical Engineering from the University of Illinois, Urbana-Champaign, and an M.S. degree in Electrical Engineering from the Naval Postgraduate School in Monterey, California.

Robert P. Smith has served as the Company’s Chief Marketing Officer since May 2005. Prior to joining the Company in May 2001, Mr. Smith was the Senior Director of BellSouth Product Management from May 2001, where he led teams responsible for next generation enterprise and mass-market products covering full P&L activities of research, development, marketing, and external messaging. Previously, from November 1999 to May 2001, Smith was Senior Director of Marketing for Qwest Communications. In this role, he directed product positioning, customer acquisition, advertising, direct mail, call centers, and channel launch programs. Prior to working at Qwest, Smith was Executive Manager of Internet and VPN Services for MCI and was responsible for global product management of the company’s Internet access products. Smith has served on the board of directors of the Metro Ethernet Forum, an industry task force with over forty members created to bring standards and interoperability to Ethernet based networks. Smith holds a bachelor’s degree in history from East Carolina University.

Eric Suddith has served as the Company’s Vice President of Operations since February 2004, after serving as its Director of Service Delivery from October 2002. From 2000 until 2002, Mr. Suddith served as the Vice President of Network Engineering with USLCE, a communications service provider. Prior to that, from 2000 to 1985, he held several leadership positions at AT&T, he served as the Business Customer Care General Manager of Network International Transitions. Additionally, over his 15 years with AT&T Mr. Suddith led several organizations including the National Network Provisioning and Operations organization, National Contract Management, Corporate ITS Services, Product Management, Field Operations and Customer Care. Mr. Suddith served in the United States Air Force and received a B.S. degree in Business and an M.B.A. degree from Liberty University.

EXECUTIVE COMPENSATION

Compensation of Named Executive Officers

The table below sets forth information concerning compensation paid by us during the fiscal years ended December 31, 2005, 2004 and 2003, to our Named Executive Officers.

Summary Compensation Table

	Annual Compensation						Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation		Restricted Stock Awards		Securities Underlying Options (#)
James P. DeBlasio (1)	2005	$83,404	$100,000		$54,748	(2)	$480,000	(3)	5,020,000
President and
Chief Executive Officer
Gregory A. Peters (4)	2005	310,288	72,919		700,000	(5)	—		—
Former President and	2004	350,000	183,752		—				6,509,699
Chief Executive Officer	2003	350,000	157,500		245,222	(6)			7,238,796
David A. Buckel	2005	230,000	40,000		—		—		—
Vice President and	2004	178,378	—		—				950,000
Chief Financial Officer	2003
David L. Abrahamson (7)	2005	230,001	155,282		—		—		—
Vice President, Sales	2004	230,001	—		—				550,000
	2003	230,001	21,000	(8)	—				700,000
J. Eric Klinker (9)	2005	182,500	—		—		—		—
Vice President and	2004
Chief Technology Officer	2003
Ali Marashi (10)	2005	100,000	—		220,857	(11)	—		—
Former Vice President and	2004	200,000	—		—				516,364
Chief Technology Officer	2003	190,000	—		6,723	(12)			—
Eric Suddith (13)	2005	175,000	—		—		—		—
Vice President,	2004
Operations	2003

(1)
Effective September 30, 2005, Mr. DeBlasio began serving as our President and Chief Operating Officer and effective November 18, 2005, Mr. DeBlasio began serving as our President and Chief Executive Officer.

(2)	Includes $29,748 for relocation expenses and $25,000 for fees paid while a non-executive director of the company.

(3)
Represents 1,000,000 shares of restricted stock, 50% of which shall vest on September 30, 2006 and the remainder to vest in equal installments on each of the first three anniversaries after September 30, 2006 contingent on Mr. DeBlasio’s continued employment with the company on such vesting dates.

As of December 31, 2005, Mr. DeBlasio held 1,000,000 unvested shares of restricted stock with a value of $430,000 based on the $0.43 closing price of the Company’s Common Stock as of December 30, 2005, which was the last trading date of 2005.

(4)	Mr. Peters’ employment was terminated on November 18, 2005.

(5)	Includes $700,000 in severance payments, of which $250,000 was paid in December 2005 and $450,000 was paid in January 2006.

(6)	Includes $245,222 for relocation expenses in 2003.

(7)	From October 2002 until May 2005, Mr. Abrahamson served as our Chief Marketing Officer, and effective January 2003, Mr. Abrahamson began serving as our Vice President, Sales.

(8)	Includes a $21,000 one-time payment to Mr. Abrahamson's in accordance with his employment agreement.

(9)	Mr. Klinker was designated an officer in November 2005.

(10)	Mr. Marashi’s employment was terminated on June 30, 2005.

(11) (12) (13)	Includes $200,000 in severance payments and $20,857 for relocation expenses in 2005. Includes $6,723 for relocation expenses in 2003. Mr. Suddith was designated an officer in November 2005.

Stock Options

The following table sets forth information regarding options granted to the Named Executive Officers during the fiscal year ended December 31, 2005.

Option Grants in Last Fiscal Year

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)
Name	Number of Shares Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per ($/Share)	Expiration Date	5% ($)	10% ($)
James P. DeBlasio	20,000(1)	0.2	0.46	6/23/2015	5,785	14,662
	5,000,000(2)	55.8	0.48	9/30/2015	663,076	1,465,224

(1)	Mr. DeBlasio received an option to purchase 20,000 shares of common stock while a non-employee director of the Company in accordance with the Company’s non-executive director compensation policy.

(2)	Mr. DeBlasio received an option to purchase 5,000,000 shares of common stock and 1,000,000 shares of restricted stock at the start of his employment under the terms of his employment agreement.

Option Exercises and Year-End Option Values

The following table sets forth information as of December 31, 2005, regarding options held by the Named Executive Officers. There were no stock appreciation rights outstanding at December 31, 2005.

Aggregated Option Exercises In The Last Fiscal Year
And Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-The-Money Options at Fiscal Year-End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable

James P. DeBlasio	0	0	290,000	5,000,000	0	0
Gregory A. Peters	0	0	6,236,607	6,236,887	0	0
David A. Buckel	0	0	497,915	652,085	0	0
David L. Abrahamson	0	0	1,840,000	800,000	237,050	68,750
J. Eric Klinker	0	0	410,417	189,583	0	0
Ali Marashi	654,400	58,176	0	0	0	0
Eric Suddith	0	0	195,831	185,419	2,375	1,188

In the table above, the value of the unexercised in-the-money options is based on the fair market value of our common stock, based upon the last reported sales price of the common stock of $0.43 on December 30, 2005, minus the per share exercise price multiplied by the number of shares.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2005.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	35,561,654 (1)	1.63	38,464,958 (2)

Equity compensation plans not approved by security holders	-	-	-
	35,561,654	1.63	38,464,958
_______________________

(1)
Excludes purchase rights accruing under the 2004 Employee Stock Purchase Plan ("Purchase Plan"). Under the Purchase Plan, each eligible employee may purchase up to $12,500 worth of common stock at each semi-annual purchase date (the last business day of June and December each year), but not more than $25,000 worth of such stock (determined on the basis of the fair market value per share on the date or dates such rights are granted) per calendar year his or her purchase right remains outstanding. The purchase price payable per share will be equal to eighty-five percent (85%) of the lower of (i) the closing selling price per share of common stock on the employee’s entry date into the six month offering period in which that semi-annual purchase date occurs and (ii) the closing selling price per share of common stock on the semi-annual purchase date.

(2)	Includes 4,031,657 shares available for issuance under the Purchase Plan.

Executive Employment Agreements

Agreement with Mr. DeBlasio

Effective September 30, 2005, we entered into an at-will employment agreement with James DeBlasio. The agreement provides that Mr. DeBlasio will serve as our President and Chief Operating Officer, and will receive an annual base salary of $320,000. On November 18, 2005, the Board of Directors approved an increase of Mr. DeBlasio’s annual base salary to $350,000 in connection with his appointment as President and Chief Executive Officer of the Company. The agreement also provided that Mr. DeBlasio would receive a one-time signing bonus of $100,000. Mr. DeBlasio did not participate in the Company’s 2005 Annual Incentive Plan, but the agreement provided that he will be paid a bonus for calendar year 2006 of at least $150,000, subject to the terms of the Company’s Annual Incentive Plan for executives. Further, the Board granted Mr. DeBlasio (i) an option to purchase 5,000,000 shares of common stock, with 25% vested as of September 30, 2005 but not exercisable until September 30, 2006, with the remainder to vest over four years in equal installments on each of the first four anniversaries after September 30, 2005, and (ii) 1,000,000 restricted shares of common stock of the Company, with 50% to vest twelve months after the commencement of his employment and the remainder to vest over three years in equal installments on each of the first three anniversaries after September 30, 2006, all such vesting contingent upon Mr. DeBlasio's continued employment with the Company on the applicable vesting dates. The agreement also contains a provision requiring Mr. DeBlasio to maintain the confidentiality of our confidential information, a non-competition provision for two years following termination of employment (which may be waived), and a provision prohibiting solicitation of our employees within one year following termination of employment. Our employment of Mr. DeBlasio may be terminated under the agreement by us or by Mr. DeBlasio, at any time, with or without advance notice. The agreement provides certain benefits upon the termination of Mr.DeBlasio’s employment under certain prescribed circumstances as summarized below.

Severance upon Termination Without Cause. The agreement provides that upon Mr. DeBlasio’s involuntary termination of employment without cause (as such term is defined in the agreement) prior to 12 months after the date of commencement of employment, he will receive from us a cash severance payment equal to one and one-half (1-1/2) times his then-current base salary, and all his unvested options and additional equity compensation shall vest and become exercisable. The agreement also provides that upon Mr. DeBlasio’s involuntary termination of employment without cause (as such term is defined in the agreement) on or after 12 months after the date of commencement of employment, he will receive from us a cash severance payment equal to one and one-half (1-1/2) times his then-current base salary.

Severance Following Change in Control. If Mr. DeBlasio’s employment is terminated either by the Company without cause or as a result of an involuntary termination (as such term is defined in the agreement) within 12 months of a “change in control” (as such term is defined in the agreement), instead of the severance benefits previously described, the Company shall pay Mr. DeBlasio a severance payment equal to two (2) times the sum of his then-current base salary and maximum target bonus, and all of his then-unvested stock options and additional equity compensation shall vest and become exercisable. In addition, he will continue to receive health care and life insurance coverage for 24 months as if he were an active employee (subject to the employee portion of premiums for such coverage).

Agreement with Mr. Peters

On December 15, 2005, we entered into a general release agreement with Gregory Peters, in connection with the termination of Mr. Peters’ employment as Chief Executive Officer and director of the Company effective November 18, 2005. Pursuant to the agreement, Mr. Peters received two cash payments in the aggregate amount of $700,000 through January 2006. The agreement also provides that the Company shall reimburse Mr. Peters, on a monthly basis, for the insurance premiums that Mr. Peters has paid for COBRA continuation coverage under the Company’s group health plan for health benefits substantially similar to those Mr. Peters was receiving immediately prior to the termination of his employment, for the period from the termination date until the earlier of: (i) eighteen (18) months from the termination date or (ii) the date upon which Mr. Peters becomes eligible to be covered under another employer's group health plan. The agreement also provides, among other things, that Mr. Peters will have certain non-disclosure, non-competition, non-solicitation and non-recruitment obligations.

Agreement with Mr. Abrahamson

Effective October 31, 2002, we entered into an at-will employment agreement with David Abrahamson. Our employment of Mr. Abrahamson may be terminated under the agreement by us or by Mr. Abrahamson, at any time, with or without advance notice. The agreement provides certain benefits upon the termination of Mr. Abrahamson’s employment under certain prescribed circumstances as summarized below.

Severance upon Termination Without Cause. The agreement provides that if Mr. Abrahamson’s employment is terminated by us without cause, he will receive from us a cash severance payment equal to one year of his then-current base salary. In addition, upon our termination of Mr. Abrahamson’s employment without cause, his unvested options and any other unvested equity compensation he received from us will terminate, and his vested options will remain exercisable no later than three months after termination of his employment.

Severance Following Change in Control. If Mr. Abrahamson’s employment is terminated without cause or he resigns for good reason, in either case within 12 months of a change in control (as such term is defined in the agreement), he will receive a cash severance payment equal to 24 months of his then-current base salary and then-current maximum target bonus, and 100% of his unvested stock options and additional equity compensation shall become vested, free of restrictions (if any), and immediately exercisable for the remaining term of the relevant grant or award. In addition, he will continue to receive health care and life insurance coverage for 24 months as if he were an active employee (subject to the employee portion of premiums for such coverages).

Agreement with Mr. Buckel

Effective May 27, 2004, we entered into an at-will employment agreement with David Buckel. Our employment of Mr. Buckel may be terminated under the agreement by us or by Mr. Buckel, at any time, with or without advance notice. The agreement provides certain benefits upon the termination of Mr. Buckel’s employment under certain prescribed circumstances as summarized below.

Severance upon Termination Without Cause. The agreement provides that if Mr. Buckel’s employment is terminated by us without cause, he will receive from us a cash severance payment equal to one year of his then-current base salary. In addition, upon our termination of Mr. Buckel’s employment without cause, his unvested options and any other unvested equity compensation he received from us will terminate, and his vested options will remain exercisable no later than three months after termination of his employment.

Severance Following Change in Control. If Mr. Buckel’s employment is terminated without cause or he resigns for good reason, in either case within 12 months of a change in control (as such term is defined in the agreement), he will receive a cash severance payment equal to 24 months of his then-current base salary and then-current maximum target bonus, and 100% of his unvested stock options and additional equity compensation shall become vested, free of restrictions (if any), and immediately exercisable for the remaining term of the relevant grant or award. In addition, he will continue to receive health care and life insurance coverage for 24 months as if he were an active employee (subject to the employee portion of premiums for such coverage).

Agreement with Mr. Klinker

Effective June 15, 2005, we entered into an at-will employment agreement with Eric Klinker. Our employment of Mr. Klinker may be terminated under the agreement by us or by Mr. Klinker, at any time, with or without advance notice. The agreement provides certain benefits upon the termination of Mr. Klinker’s employment under certain prescribed circumstances as summarized below.

Severance upon Termination Without Cause. The agreement provides that if Mr. Klinker’s employment is terminated by us without cause, he will receive from us a cash severance payment equal to one year of his then-current base salary. In addition, upon our termination of Mr. Klinker’s employment without cause, his unvested options and any other unvested equity compensation he received from us will terminate, and his vested options will remain exercisable no later than three months after termination of his employment.

Severance Following Change in Control. If Mr. Klinker’s employment is terminated without cause or he resigns for good reason, in either case within 12 months of a change in control (as such term is defined in the agreement), he will receive a cash severance payment equal to 24 months of his then-current base salary and then-current maximum target bonus, and 100% of his unvested stock options and additional equity compensation shall become vested, free of restrictions (if any), and immediately exercisable for the remaining term of the relevant grant or award. In addition, he will continue to receive health care and life insurance coverage for 24 months as if he were an active employee (subject to the employee portion of premiums for such coverage).

Agreement with Mr. Suddith

Effective February 1, 2004, we entered into an at-will employment agreement with Eric Suddith. Our employment of Mr. Suddith may be terminated under the agreement by us or by Mr. Suddith, at any time, with or without advance notice. The agreement provides certain benefits upon the termination of Mr. Suddith’s employment under certain prescribed circumstances as summarized below.

Severance upon Termination Without Cause. The agreement provides that if Mr. Suddith’s employment is terminated by us without cause, he will receive from us a cash severance payment equal to one year of his then-current base salary. In addition, upon our termination of Mr. Suddith’s employment without cause, his unvested options and any other unvested equity compensation he received from us will terminate, and his vested options will remain exercisable no later than three months after termination of his employment.

Severance Following Change in Control. If Mr. Suddith’s employment is terminated without cause or he resigns for good reason, in either case within 12 months of a change in control (as such term is defined in the agreement), he will receive a cash severance payment equal to 24 months of his then-current base salary and then-current maximum target bonus, and 100% of his unvested stock options and additional equity compensation shall become vested, free of restrictions (if any), and immediately exercisable for the remaining term of the relevant grant or award. In addition, he will continue to receive health care and life insurance coverage for 24 months as if he were an active employee (subject to the employee portion of premiums for such coverage).

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee (the "Committee") is responsible for establishing executive compensation policies and programs consistent with corporate objectives and stockholder interests, as well as reviewing the general policies relating to the compensation and benefits for all of our employees. The Committee's membership is determined by the Board and is composed entirely of independent directors. The Committee meets at scheduled times during the year, and it also considers and takes action by written consent. The Committee Chair reports on Committee actions and recommendations at Board meetings. The Committee engages independent compensation consultants and considers their data and input.

The Company’s executive compensation policy is designed to (1) attract, motivate, reward and retain high quality executives necessary for the leadership of the Company; (2) ensure that compensation provided to executive officers is closely aligned with its business objectives and financial performance; and (3) maximize stockholder value. The Company's executive compensation policy is intended to provide each executive a total annual compensation that is commensurate with the executive's responsibilities, experience and demonstrated performance and competitive with a select group of peer internet infrastructure companies as well as a larger group of other similarly sized technology companies.

The Committee annually reviews and establishes each executive officer’s compensation package by considering (1) the extent to which specified corporate objectives for the preceding year were attained; (2) the recommendations of the Chief Executive Officer with respect to compensation of the executive officers (other than the Chief Executive Officer); (3) the experience and contribution levels of the individual executive officer; (4) internal pay equity within the company; and (5) benchmarking the total compensation levels of executive officers in similar positions in companies in a select group of peer internet infrastructure companies, as well as a larger group of other similarly sized technology companies, through surveys conducted by independent compensation consultants.

Executive compensation generally consists of three components: (1) base salary; (2) annual cash bonus; and (3) long-term incentive awards consisting of stock options and restricted stock.

Base Salary

Consistent with the Company's policy, salaries are targeted at the median of the peer group. Salary increases for executive officers are based on individual contribution and position relative to the median of the peer group, as well as a larger group of other similarly sized technology companies. This is the same approach as used for other salaried employees.

Annual Cash Bonus

For 2005, the Board approved the 2005 Executive Incentive Plan, under which bonuses were payable based on performance compared to certain Company financial objectives and also on individual performance. The objectives of the 2005 Executive Incentive Plan related to EBITDA, profit margin and revenue growth, as well as individual contribution. In March 2006, the Board determined that the Company’s performance for 2005 met most of the performance objectives and decided to award bonuses to recognize individual performance. All awards were paid in cash. In aggregate, the bonus payments for 2005 to executive officers other than Mr. DeBlasio, who did not participate in the 2005 Executive Incentive Plan, totaled $235,000.

Long-term Incentive Awards

The Committee also grants stock options and restricted stock to executive officers to provide long-term incentives that are aligned with the creation of increased stockholder value over time. Options typically are granted at fair market value at the date of grant, have a ten-year term and generally vest 25% on the first anniversary of vesting commencement date and in 36 equal monthly installments thereafter. Restricted stock typically vests in equal 16 quarterly installments.

Most stock option grants to executive officers occur in conjunction with the executive officer’s commencement of employment with us. The Committee, however, also reviews long-term incentive levels for all executive officers each fiscal year in light of long-term strategic and performance objectives, each executive officer’s current and anticipated contributions to our future performance and the value of such executive’s current equity package. When determining the number of stock options or restricted shares to be awarded to an executive officer, the Committee considers (1) the executive officer’s current contribution to our performance; (2) the value already accumulated by the executive officer from previous grants; (3) the executive officer’s anticipated contribution in meeting our long-term strategic performance goals; and (4) comparisons to formal surveys of executive long-term incentive awards relative to the median of the peer group, as well as a larger group of other similarly sized technology companies. This is the same approach as used for other employees.

Compensation of the Chief Executive Officer

The Committee recommends to the Board of Directors specific individual compensation actions for the Chief Executive Officer based upon evaluation of the CEO's performance against Board-approved goals and objectives. The Committee has the practice of tracking the total compensation of CEOs of the peer group to assist in the determination of the compensation of the Company’s CEO. The Committee also monitors the competitive practice of a broader range of similar sized technology companies. This is the same approach as used for other executive officers.

Compensation of James P. DeBlasio. The material terms of Mr. DeBlasio’s compensation package are described in the section of the proxy statement entitled “Executive Compensation — Executive Employment Agreements.”

Compensation of Gregory A. Peters. Mr. Peters served as President and Chief Executive from April 2, 2002 until September 30, 2005 and as Chief Executive Officer from September 30, 2005 until November 18, 2005. In addition to the regular cash compensation paid to Mr. Peters for his service as Chief Executive Officer of the Company, a general release agreement between Mr. Peters and the Company in connection with the termination of Mr. Peters’ employment as Chief Executive Officer and his resignation as a director in November 2005 provided for Mr. Peters to receive severance payments and reimbursement for certain health insurance premiums as described in the section of the proxy statement entitled “Executive Compensation — Executive Employment Agreements.” The total compensation paid to Mr. Peters during his tenure as Chief Executive Officer in 2005 is set forth in the Summary Compensation Table.

Limitations on the Deductibility of Executive Compensation

Compensation payments in excess of $1 million to the Chief Executive Officer or the other five most highly compensated executive officers are subject to a limitation on deductibility by us under Section 162(m) of the Internal Revenue Code of 1986, as amended. Certain performance-based compensation is not subject to the limitation on deductibility. The Committee does not expect cash compensation in 2005 to our Chief Executive Officer or any other executive officer to be in excess of $1 million. We intend to maintain qualification of our 2005 Incentive Stock Compensation Plan for the performance-based exception to the $1 million limitation on deductibility of compensation payments.

The Committee believes its executive compensation philosophy serves Internap’s interests and the interests of our stockholders.

Compensation Committee: Charles B. Coe Fredric W. Harman Patricia L. Higgins

The foregoing report of the Compensation Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act” and, together with the Securities Act, the “Acts”), unless we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries. None of our executive officers or directors serve as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

We have entered into indemnification agreements with our directors and executive officers for the indemnification of and advancement of expenses to such persons to the fullest extent permitted by law. We also intend to enter into these agreements with our future directors and executive officers.

STOCK PERFORMANCE GRAPH

Our common stock is listed on the AMEX under the symbol “IIP” and has traded on the AMEX since February 18, 2004. Our common stock traded on the Nasdaq SmallCap Market from October 4, 2002 until February 17, 2004, when we voluntarily delisted our common stock from the Nasdaq SmallCap Market. Prior to that, our common stock traded on the Nasdaq National Market from September 29, 1999, the date of our initial public offering, until October 4, 2002, when we fell below certain listing criteria of the Nasdaq National Market.

The graph set forth below compares cumulative total return to our stockholders from an investment in our common stock with the cumulative total return of the Nasdaq Composite Index and the Goldman/Sachs Internet Index, resulting from an initial assumed investment of $100 in each on December 31, 2000, assuming the reinvestment of any dividends, ending at December 31, 2001, December 31, 2002, December 31, 2003, December 31, 2004 and December 31, 2005, respectively.

	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04	Dec-05
Internap Network Services Corp.	$100	$16	$5	$34	$13	$6
NASDAQ Composite Index	$100	$79	$55	$82	$89	$91
Goldman Sachs Internet Index	$100	$58	$41	$80	$98	$113

The foregoing stock performance graph shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, unless we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE REPORT

The primary function of the Audit Committee is to assist the board of directors in its oversight and monitoring of our financial reporting and auditing process. In April 2004, our board of directors adopted an updated Audit Committee Charter that sets forth the responsibilities of the Audit Committee.

Management has primary responsibility for our financial statements and the overall reporting process, including our system of internal controls. The independent registered public accountants audit the annual financial statements prepared by management and express an opinion as to whether those financial statements fairly present our financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States. The independent registered public accountants also audit Management’s Report on Internal Control over Financial Reporting and discuss with the Audit Committee any issues that come about in conjunction with the audits that they believe should be raised with the Audit Committee. The Audit Committee monitors these processes, relying, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accountants.

Representatives of PricewaterhouseCoopers LLP, our independent registered public accountants, attended five regular meetings of the Audit Committee. The Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP our audited financial statements for the year ended December 31, 2005 and our unaudited quarterly financial statements for the quarters ended March 31, June 30 and September 30, 2005. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP, that are required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP its independence. The Audit Committee considered whether the services provided by PricewaterhouseCoopers LLP for the year ended December 31, 2005 are compatible with maintaining their independence. The Audit Committee has determined to engage PricewaterhouseCoopers LLP as our independent registered public accountants for the year ending December 31, 2006.

Based upon its review of the audited financial statements, including Management’s Report on Internal Control over Financial Reporting, and the discussions noted above, the Audit Committee recommended that the board of directors include the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

Audit Committee: Patricia L. Higgins William J. Harding Kevin L. Ober

The foregoing report of the Audit Committee Report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, unless we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

PROPOSAL 2 - APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

Overview

Our board of directors has deemed it advisable and in our stockholders’ best interests to seek the approval of our stockholders of this Proposal 2, authorizing the board of directors to amend our certificate of incorporation to effect a reverse stock split of our common stock at a specific ratio to be determined by the board of directors within a range from one-for-five to one-for-twenty. Our board of directors’ intent is to effect a reverse stock split after our annual meeting, and your approval of this proposal would give our board of directors the authority to effect a reverse stock split based on one of the ratios as set forth below as soon as reasonably practicable.

If this Proposal 2 is approved and after our board of directors selects the exchange ratio for the reverse stock split, then all of the outstanding shares of our outstanding common stock on the date of the reverse stock split will be automatically converted into a smaller number of shares, at the reverse stock split ratio selected by the board of directors, as more fully described below. The ratio will be no greater than one-for-five, and no less than one-for-twenty. The reverse stock split will also reduce the number of shares of our common stock authorized for issuance at the same ratio. After stockholder approval of this Proposal 2, the board will select, at its discretion, the ratio of the reverse stock split, which will be within the range of one-for-five to one-for-twenty, inclusive. In determining the reverse stock split ratio, our board of directors will consider numerous factors, including the historical and projected performance of our common stock before and after the reverse stock split, prevailing market conditions and general economic trends, as well as the projected impact of the reverse stock split on the trading liquidity of our common stock, our ability to continue to maintain our common stock’s listing on national securities exchanges, and investor interest in our stock.

This proposal, if approved, will authorize our board of directors to select the reverse stock split ratio from within a range. We are proposing that our board of directors have this discretion, rather than proposing that stockholders approve a specific ratio at this time, in order to give the board the flexibility to implement a reverse stock split at a ratio that reflects the board’s then-current assessment of the factors described above, including our then-current stock price. The reverse stock split would become effective upon the filing of a Certificate of Amendment of our Certificate of Incorporation with the Secretary of State of the State of Delaware. The form of the Certificate of Amendment to effect the reverse stock split is attached to this proxy statement as Appendix A. The following discussion is qualified in its entirety by the full text of the Certificate of Amendment, which is hereby incorporated by reference.

Purpose of Reverse Stock Split

The board of directors believes that the proposed reverse stock split, at a ratio ranging from one-for-five and one-for-twenty, is advisable to reduce the number of our outstanding common shares in order to increase the trading price of such shares on the American Stock Exchange. The board’s reasons for approving this proposal, as well as the possible disadvantages to a reverse stock split that the board took into account, are summarized below.

Determination of Ratio

The ratio of the reverse stock split, if approved and implemented, will be an integral number between and including five and twenty, as determined by our board of directors in its sole discretion. In determining the reverse stock split ratio, our board of directors will consider numerous factors including:

•	the historical and projected performance of our common stock and volume level before and after the reverse stock split,
•	prevailing market conditions,
•	general economic and other related conditions prevailing in our industry and in the marketplace generally,
•
the projected impact of the selected reverse stock split ratio on trading liquidity in our common stock and our ability to continue our common stock’s listing on the American Stock Exchange, as well as our ability to attract and retain employees,

•	our capitalization (including the number of shares of our common stock issued and outstanding),
•	the prevailing trading price for our common stock and the volume level thereof, and
•	potential devaluation of our market capitalization as a result of a reverse stock split.

The purpose of asking for authorization to implement reverse stock split at a ratio to be determined by our board of directors, as opposed to a ratio fixed in advance, is to give our board of directors the flexibility to take into account then-current market conditions and changes in our stock price and to respond to other developments that may be deemed relevant, when considering the appropriate ratio.

Effects of Reverse Stock Split

A reverse stock split refers to a reduction in the number of outstanding shares of a class of a corporation’s capital stock, which may be accomplished, as in this case, by reclassifying and combining all of our outstanding shares of common stock into a proportionately smaller number of shares. For example, if our board decides to implement a one-for-ten reverse stock split of our common stock, then a stockholder holding 1000 shares of our common stock before the reverse stock split would instead receive 100 shares of our common stock afterwards. Each stockholder’s proportionate ownership of our outstanding shares of common stock would remain the same, except that stockholders that would otherwise receive fractional shares as a result of the reverse stock split will receive cash payments in lieu of fractional shares. All shares of our common stock will remain fully paid and non-assessable.

The primary purpose of the proposed reverse stock split of our common stock is to combine the issued and outstanding shares of our common stock into a smaller number of shares so that the shares of our common stock will trade at a higher price per share than their recent trading prices. Although we expect the reverse stock split will result in an increase in the market price of our common stock, the reverse stock split may not increase the market price of our common stock in proportion to the reduction in the number of shares of our common stock outstanding or result in the permanent increase in the market price, which is dependent upon many factors, including our performance, prospects and other factors detailed from time to time in our SEC reports. The history of similar reverse stock splits for companies in like circumstances is varied. If the reverse stock split is effected and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split.

In addition to increasing the market price of our common stock, a reverse stock split will also affect the presentation of stockholders’ equity on our balance sheet. Specifically, because the par value per share of our common stock will not change, the reduction in the number of outstanding shares of common stock will cause our stated capital account to be reduced, and our additional paid-in capital to be increased by an equivalent amount. Total stockholders’ equity will remain unchanged.

Effect on Authorized and Outstanding Shares

The following table illustrates the effects of a one-for-five and a one-for-twenty reverse stock split, without giving effect to any adjustments for fractional shares of our common stock, on our authorized and outstanding shares of our capital stock and on certain per share data:

	Number of Shares as of December 31, 2005
	Prior to Reverse Stock	After Reverse Split
	Split	1 for 5	1 for 20

Authorized Common Stock	600,000,000	120,000,000	30,000,000
Common Stock
Outstanding	341,677,000	68,335,400	17,083,850
Issuable upon exercise of Options and Warrants	50,560,000	10,112,000	2,528,000
Stockholder equity at December 31, 2005	$109,727,478	$109,727,478	$109,727,478
Stockholder equity per share at December 31, 2005	$0.32	$1.61	$6.42
Net loss for year ended December 31, 2005	$4,962,911	$4,962,911	$4,962,911
Basic and diluted net loss per share for year ended December 31, 2005	$(0.01)	$(0.07)	$(0.29)

Effect on Outstanding Options and Warrants

The reverse stock split, when implemented, will affect the outstanding options and warrants to purchase our common stock, which contain anti-dilution provisions. All of our equity incentive plans include provisions requiring appropriate adjustments to the number of shares of common stock covered by the plans and by stock options and other grants under those plans, as well as option exercise prices. For example, if we implement a one-for-ten reverse stock split, each of our outstanding stock options would thereafter evidence the right to purchase one-tenth as many shares of our common stock (rounding any fractional shares down to the nearest whole share) and the exercise price per share would be ten times the previous exercise price. Further, the number of shares of our common stock reserved for issuance (including the number of shares subject to automatic annual increase and the maximum number of shares that may be subject to options) under our existing stock option plans and employee stock purchase plans will be reduced by the same ratio as selected for the reverse stock split.

No Fractional Shares

No fractional shares of common stock will be issued in connection with the reverse stock split. If as a result of the reverse stock split, a stockholder of record would otherwise hold a fractional share, the stockholder will receive a cash payment in lieu of the issuance of any such fractional share in an amount per share equal to the closing price per share on the American Stock Exchange on the trading day immediately preceding the effective date of the reverse stock split (as adjusted to give effect to the reverse stock split), without interest. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other right except to receive the cash payment therefor. The terms of some of our stock option plans do not require us to, and we therefore would not expect to, pay cash to option holders in lieu of any fraction of a share issuable upon the exercise of an option.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Accounting Matters

The par value of the shares of our common stock is not changing as a result of the implementation of the reverse stock split. Our stated capital, which consists of the par value per share of our common stock multiplied by the aggregate number of shares of our common stock issued and outstanding, will be reduced proportionately on the effective date of the reverse stock split. Correspondingly, our additional paid-in capital, which consists of the difference between our stated capital and the aggregate amount paid to us upon the issuance of all currently outstanding shares of our common stock, will be increased by a number equal to the decrease in stated capital. Further, net loss per share and book value per share will be increased as result of the reverse stock split because there will be fewer shares of common stock outstanding.

Implementation of Reverse Stock Split; Certificate of Amendment

If our stockholders approve this Proposal 2, we will file the Certificate of Amendment included as Appendix A to this proxy statement (as completed to reflect the reverse stock split ratio as determined by the board of directors, in its discretion, within the range of 1-for-five to 1-for-20 in order to give effect to the reverse stock split). The Certificate of Amendment will become effective when it is filed with the Secretary of State of the State of Delaware.

Reasons For Reverse Stock Split

The board of directors believes that a reverse stock split is desirable for the following reasons:

The anticipated increase in the per share market price of our common stock should also enhance the acceptability of our common stock by the financial community and the investing public.

A variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing with lower priced stocks. Some of these policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that make the handling of lower priced stock economically unattractive to brokers and therefore difficult for holders of common stock to manage. The expected increase in the per share price of our common stock may help alleviate some of these issues.

The structure of trading commissions also tends to have an adverse impact upon holders of lower priced stock because the brokerage commission on a sale of lower priced stock generally represents a higher percentage of the sales prices than the commission on a relatively higher priced issue, which may discourage trading in lower priced stock. A reverse stock split could result in a price level for our common stock that may reduce, to some extent, the effect of these policies and practices of brokerage firms and diminish the adverse impact of trading commissions on the market for our common stock.

Possible Disadvantages of Reverse Stock Split

Even though our board of directors believes that the potential advantages of a reverse stock split outweigh any disadvantages that might result, the following are some of the possible disadvantages of a reverse stock split:

The reduced number of shares of our common stock resulting from a reverse stock split could adversely affect the liquidity of our common stock.

A reverse stock split could result in a significant devaluation of our market capitalization and our share price, on an actual or an as-adjusted basis, based on the experience of other companies that have effected reverse stock splits.

A reverse stock split may leave certain stockholders with one or more “odd lots,” which are stock holdings in amounts of less than 100 shares of our common stock. These odd lots may be more difficult to sell than shares of our common stock in even multiples of 100. Additionally, any reduction in brokerage commissions resulting from the reverse stock split, as discussed above, may be offset, in whole or in part, by increased brokerage commissions required to be paid by stockholders selling odd lots created by the reverse stock split.

There can be no assurance that the total market capitalization of our common stock (the aggregate value of all our common stock at the then market price) after the proposed reverse stock split will be equal to or greater than the total market capitalization before the proposed reverse stock split or that the per share market price of our common stock following the reverse stock split will either equal or exceed the current per share market price.

There can be no assurance that the market price per new share of our common stock after the reverse stock split will remain unchanged or increase in proportion to the reduction in the number of old shares of our common stock outstanding before the reverse stock split. For example, based on the market price of our common stock on March 29, 2006 of $0.90 per share, if the stockholders approve this Proposal 2 and the Board of Directors select a reverse stock split ratio of one-for-ten, there can be no assurance that the post-split market price of our common stock would be $9.00 per share or greater.

Accordingly, the total market capitalization of our common stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of our common stock following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split.

If the reverse stock split is effected, the resulting per-share stock price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of our common stock may not improve.

While the Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not necessarily improve.

A decline in the market price of our common stock after the reverse stock split may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of our common stock could be adversely affected following such a reverse stock split.

If the reverse stock split is effected and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of our common stock will, however, also be based on our performance and other factors, which are unrelated to the number of shares outstanding. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Exchange of Stock Certificates

If this proposal authorizing the board of directors to amend our certificate of incorporation to effect a reverse stock split of our common stock is approved by our stockholders, and after our board of directors determines the exchange ratio for a reverse stock split, we will instruct our transfer agent to act as our exchange agent and to act for holders of common stock in implementing the exchange of their certificates.

Commencing on the effective date of a reverse stock split, stockholders will be notified and requested to surrender their certificates representing shares of our common stock to the exchange agent in exchange for certificates representing post-reverse split common stock. One share of new common stock will be issued in exchange for the number of presently issued and outstanding pre-split shares of our common stock determined by the board of directors between the range of five and twenty approved by the stockholders. Beginning on the effective date of a reverse stock split, each certificate representing shares of our common stock will be deemed for all corporate purposes to evidence ownership of shares of our post-reverse split common stock. Holders of warrants and other securities exercisable for shares of our common stock will not be requested to exchange those securities in connection with a reverse stock split. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Federal Income Tax Consequences

The following summary of the federal income tax consequences of a reverse stock split is based on current law, including the Internal Revenue Code of 1986, as amended, and is for general information only. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder, and the discussion below may not address all the tax consequences for a particular stockholder. For example, foreign, state and local tax consequences are not discussed below. Accordingly, notwithstanding anything to the contrary, each stockholder should consult his or her tax advisor to determine the particular tax consequences to him or her of a reverse stock split, including the application and effect of federal, state, local and/or foreign income tax and other laws.

Generally, a reverse stock split will not result in the recognition of gain or loss for federal income tax purposes (except with respect to any cash received in lieu of a fractional share as described below). The adjusted basis of the new shares of our common stock will be the same as the adjusted basis of our common stock exchanged for such new shares of our common stock. The holding period of the new, post-split shares of our common stock resulting from implementation of the reverse stock split will include the stockholder’s respective holding periods for the pre-split shares of our common stock exchanged for the new shares of our common stock.

A stockholder who receives cash in lieu of a fractional share will be treated as if we had issued a fractional share to the stockholder and then immediately redeemed the fractional share for cash. Such stockholder should generally recognize gain or loss, as the case may be, measured by the difference between the amount of cash received and the basis of such stockholder’s pre-split shares of our common stock corresponding to the fractional share, had such fractional share actually been issued. Such gain or loss will be capital gain or loss (if such stock was held as a capital asset), and any such capital gain or loss will generally be long-term capital gain or loss to the extent such stockholder’s holding period exceeds 12 months.

No Dissenters’ Rights

The holders of shares of our common stock will have no dissenters’ rights of appraisal under Delaware law, our certificate of incorporation or our by-laws with respect to the Certificate of Amendment effectuating a reverse stock split.

Vote Required

In order to be adopted, this Proposal 2 must receive the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote on the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3 - APPROVAL OF STOCK OPTION REPRICING THROUGH AN OPTION EXCHANGE PROGRAM

Overview

On March 15, 2006, our board of directors approved, subject to stockholder approval, this Proposal 3, for the repricing of certain outstanding options to purchase shares of our common stock under our existing equity incentive plans. Our board of directors authorized and directed the compensation committee of the board of directors to make a recommendation to the board on the options eligible for repricing as well as the employees whose options would be eligible for repricing.

On April 6, 2006, on the recommendation of the compensation committee, the board of directors approved, subject to stockholder approval, this Proposal 3, for the repricing of options with an exercise price per share equal to or greater than $1.30. We refer to these options as the “Eligible Options.” (If Proposal 3 is approved by the stockholders and we subsequently complete a reverse stock split, the foregoing $1.30 exercise price per share threshold will be proportionately increased to reflect the reverse stock split.) The repricing applies to Eligible Options held by all persons who are currently employed by us and are employed by us at the time of the exchange, other than our chief executive officer and members of our board of directors. We refer to these persons as “Eligible Participants.”

If approved by stockholders, our board of directors would be authorized to implement the repricing through an option exchange program, under which Eligible Participants will be offered the opportunity to exchange each of their Eligible Options for new options to purchase shares of our common stock. Each new option issued in the exchange program will have substantially the same terms and conditions as the Eligible Option cancelled in exchange for the new option, except as follows:

•
the exercise price per share for each new option will be equal to an average of the closing prices of our common stock as reported by the American Stock Exchange for the 15 consecutive trading days ending immediately prior to the grant date of the new option (proportionately adjusted, if necessary, to reflect any reverse stock split occurring after the commencement date and before the expiration date of the option exchange program);

•
with respect to all Eligible Options with an exercise price per share greater than or equal to $2.00 (on a pre-reverse stock split basis), the exchange ratio will be 1-for-2, meaning the aggregate number of shares of common stock underlying the new options issued in replacement of these Eligible Options will be 50% less than the aggregate number of shares of common stock underlying their Eligible Options; and

•
each new option will have a three (3) year vesting period, vesting in equal monthly installments over the three years, so long as the grantee continues to be a full-time employee of the company and a ten (10) year term.

If the price of our common stock decreases prior to the commencement date of the option exchange program, we will not expand the option exchange program beyond options with an exercise price per share equal to or greater than $1.30 (on a pre-reverse stock split basis). However, if the price of our common stock increases prior to the commencement date of our option exchange program (other than as a result of any reverse stock split), we will exclude from the option exchange program any options whose exercise price per share is less than the price of our common stock as of the commencement date.

Under the terms of our equity incentive plans and applicable American Stock Exchange rules, stockholder approval is required to implement the repricing.

We previously allowed employees to cancel outstanding stock options to purchase 8.9 million shares and 2.0 million shares of common stock in 2001 and 2003, respectively, in return for the same number of options to be granted six months and one day after the cancellation. The exercise price of each new grant was the fair value of our common stock on the date of grant. The participating employees did not receive any additional grants of options prior to the future grant date, and were required to remain employed by us in order to receive the new grant. No compensation expense resulted from these previous repricings.

Reasons for the Proposal and Summary of Effects of the Approval of Proposal 3

After careful consideration, our board of directors has determined that it would be in our best interest and in the best interest of our stockholders to implement the proposed repricing of our “underwater” stock options. Stock options are intended to encourage our employees to act as owners, which helps align their interests with those of stockholders. The objective of our equity incentive plans is to encourage ownership of our common stock by key personnel whose long-term employment or service is considered essential to our continued progress. Our board of directors believes that our equity incentive plans have proven to be an effective tool that encourages stock option recipients to act in the stockholders’ interest and enables the recipients to have an economic stake in our success.

Like many other companies in the technology services industry, our stock price has been volatile in recent years and has experienced a substantial decline since January 2004, in particular. As of March 15, 2006, the date our board of directors approved this Proposal 3, subject to stockholder approval, 44% of our outstanding stock options had an exercise price above $0.74 per share. On that date, our common stock’s last reported sale price per share, as quoted on the American Stock Exchange, was $0.74. We believe that these numbers illustrate that a substantial number of our outstanding stock options are underwater and no longer serve as an effective tool to retain and motivate employees. Our board of directors believes that it is critical to our future success to revitalize the incentive value of our stock option program to retain, motivate and reward employees. Our board of directors believes that the failure to address the underwater option issue in the near to medium term will make it more difficult for us to retain our key employees.

In determining to recommend that stockholders approve this Proposal 3, our board of directors considered several alternatives to provide competitive compensation to our employees. To replace equity incentives, we believe we would need to increase base and target bonus compensation. These increases would increase our cash compensation expenses and reduce our cash flow from operations. We continue to believe that stock options are an important component of our employees’ total target compensation, and that replacing this component with additional cash compensation to remain competitive would not be as beneficial as repricing the Eligible Options. Our board of directors also considered granting employees greater amounts of additional stock options at current market prices. However, these additional grants would increase our total number of outstanding stock options, or “overhang.”

Our board of directors believes that the repricing provides an opportunity to motivate our employees to create stockholder value. By more closely aligning the exercise prices of previously granted stock options with the current value of our common stock, we believe that our equity incentive plans will become a more useful tool to help retain our employees, reward their continued loyalty to us, and motivate them to create stockholder value. In addition, the repricing allows us to conserve cash resources and potentially reduce the overhang depending on the level of participation by Eligible Participants, since the exchange ratio with respect to all Eligible Options with an exercise price per share greater than or equal to $2.00 (on a pre-reverse stock split basis) will be 1-for-2. Accordingly, if all Eligible Participants accept the offer in full, the aggregate number of shares of common stock underlying the new options issued in replacement of such Eligible Options will be approximately 9% less than the aggregate number of shares of common stock underlying their Eligible Options.

The option repricing will likely have a dilutive effect on our existing stockholders’ percentage ownership of us. If the option repricing is effected and Eligible Options are tendered for new options, the new options will have an exercise price equal to an average of the closing prices of our common stock as reported by the American Stock Exchange for the 15 consecutive trading days ending immediately prior to the grant date of the new options (proportionately adjusted, if necessary, to reflect any reverse stock split occurring after the commencement date and before the expiration date of the option exchange program). As a result, the new options will be more likely to be exercised than the Eligible Options that they replace, which will result in dilution to our stockholders. In addition, the trading price of our common stock may decline due to the potential dilutive effects of the option repricing.

Information Regarding Stock Options

As of March 24, 2006, options to purchase approximately 32,724,166 shares were outstanding under all of our equity compensation plans, of which options to purchase approximately 7,233,054 shares of common stock, having exercise prices per share ranging from $1.30 to $69.875, constituted Eligible Options held by Eligible Participants. The following table presents summary information concerning the Eligible Options that are eligible for repricing in the option exchange program if Proposal 3 is approved by stockholders.

Name and Position	Number of Shares Underlying Eligible Options	Weighted Average Exercise Price Per Share Underlying Eligible Options	Average Remaining Contractual Life of Eligible Options (Years)	Maximum Number of Shares Underlying New Options that may be Granted
James P. DeBlasio, President, Chief Executive Officer and Director (1)	——	——	——	——
David Abrahamson	1,250,000	$2.28	7.81	625,000
David Buckel	1,000,000	$1.67	7.90	875,000
Eric Klinker	350,000	$2.44	7.86	175,000
Robert Smith	0	$0	0	0
Eric Suddith	287,500	$2.40	7.83	143,750
All directors who are not executive officers as a group (7 persons) [(2)]	——	——	——	——
All employees who are not executive officers as a group (320 persons)	4,345,554	$2.86	7.05	2,433,339
Total	7,233,054	$2.33	7.69	4,252,089
——————
(1)	Mr. DeBlasio is not eligible to participate in the option exchange program, and therefore all options held by Mr. DeBlasio are not included in the table above.

(2)	Our directors are not eligible to participate in the option exchange program, and therefore all options held by them are not included in the table above.

Accounting Consequences of the Option Repricing

We adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, or SFAS 123(R), on January 1, 2006. Under SFAS 123(R), stock compensation is calculated based upon the fair value of the awards, and the cancellation of an award accompanied by the concurrent grant of (or offer to grant) a replacement award is accounted for as a modification of the terms of the cancelled award. Therefore, the incremental compensation cost is measured as the excess of the fair value of the replacement award over the fair value of the cancelled award, both determined at the modification date. As a result, if the stockholders approve the option repricing, we will incur a non-cash compensation charge for all Eligible Options that are repriced.

The amount of these charges will depend on a number of factors, including:

•	the exercise price per share of the new options issued in the option exchange program,

•	the level of participation by Eligible Participants in the option exchange program,

•	the exercise price per share of Eligible Options cancelled in the option exchange program, and

•	the remaining term of the new options issued in the option exchange program.

Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the option exchange program, we cannot predict the exact amount of the charge that would result from the option exchange program. If all Eligible Participants accept our offer with respect to all Eligible Options and the exercise price per share underlying the new options equals $0.74, the closing price of our common stock on March 15, 2006, we would recognize an incremental non-cash compensation expense of approximately $1.3 million, which would be incurred over the vesting period of the new options issued in the option exchange program.

Vote Required

Stockholders are requested in this Proposal 3 to authorize the board of directors to reprice Eligible Options held by Eligible Participants, through the option exchange program, as unanimously approved by our board of directors. Proposal 3 requires the affirmative vote of a majority of the shares of common stock cast at the annual meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3

PROPOSAL 4 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed PricewaterhouseCoopers LLP, our independent registered public accounting firm, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2006. PricewaterhouseCoopers LLP has audited our financial statements since our inception in 1996. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board of directors is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in their discretion may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of us and our stockholders.

Audit Fees

        The following table shows the fees paid or accrued by us for the audit and other services provided by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2005 and 2004.

	2005	2004
Audit Fees(1)	$1,176,287	$1,582,467
Audit-Related Fees(2)	46,720	219,156
Tax Fees(3)	51,397	93,678
All Other Fees(4)	1,500	1,400
Total	$1,275,904	$1,896,701

(1)
Fees related to the audit of Internap’s annual financial statements, including the audit of internal control over financial reporting and the audit of management’s assessment of internal control over financial reporting, and the reviews of the quarterly financial statements filed on Forms 10-Q.

(2)	Fees primarily related to international statutory filings and registration statements.

(3)	Fees primarily related to tax compliance, advice and planning.

(4)	Fees related to services performed in conjunction with other professional services.

Approval of Audit and Permissible Non-Audit Services

Our Audit Committee Charter requires the Audit Committee to review and approve all audit services and all permissible non-audit services to be performed for us by our independent registered public accountants, and the Audit Committee will not approve any services that are not permitted by SEC rules.

The board of directors unanimously recommends that you vote “For” the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, and regulations of the SEC thereunder require our directors, officers and persons who own more than 10% of our common stock, as well as certain affiliates of such persons, to file initial reports of their ownership of our common stock and subsequent reports of changes in such ownership with the SEC. Directors, officers and persons owning more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of these reports or of certifications to us that no report was required to be filed, we believe that all of our directors and executive officers complied with all Section 16(a) filing requirements applicable to them during the 2005 fiscal year, except for Mr. Harman, who filed one late Form 4 in connection with a grant of non-statutory stock options, Mr. Ober, who filed one late Form 4 in connection with a sale of common stock and Mr. Smith, who filed one late Form 4 in connection with a purchase of common stock.

STOCKHOLDERS’ PROPOSALS FOR 2007 ANNUAL MEETING

Proposals of stockholders, including nominations for the board of directors, intended to be presented at the 2007 annual meeting must be received by us at our executive offices in Atlanta, Georgia, on or before January 2, 2007 to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting and to be introduced for action at the meeting. In accordance with our bylaws, for business to be properly brought before a meeting, but not included in the proxy, a stockholder must submit a proposal, including nominations for the board of directors, not earlier than February 21, 2007 and not later than March 23, 2007 and must comply with the eligibility, advance notice and other provisions of our bylaws. A copy of our bylaws is available upon request to the address below.

Stockholder proposals should be sent to:

Internap Network Services Corporation 250 Williams Street, Suite E-100 Atlanta, Georgia 30303 Attention: Corporate Secretary

VOTE BY INTERNET - www.proxyvote.com
250 WILLIAMS STREET NW SUITE E-100 ATLANTA, GA 30303
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Internap Network Services Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Internap Network Services Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	INSC01	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERNAP NETWORK SERVICES CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” EACH OF THE BELOW-LISTED PROPOSALS.

Vote On Directors

(1)
To elect two directors to serve until the 2009 annual meeting and until their successors are elected and qualified, or until such director's earlier death, resignation or removal (except as indicated to the contrary on the right).
	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.
	☐	☐	☐

01) Charles B. Coe for a term to expire at the 2009 annual meeting

02) Patricia L. Higgins for a term to expire at the 2009 annual meeting

	For	Against	Abstain
Vote On Proposals

(2)
To grant the board of directors the authority to amend our certificate of incorporation to effect a reverse stock split of our common stock at a specific ratio to be determined by our board of directors within a range of one-for-five and one-for-twenty.
	☐	☐	☐

(3)
To grant the board of directors the authority to implement an option exchange program pursuant to which eligible employees will be offered the opportunity to exchange their eligible options to purchase shares of our common stock outstanding under our existing equity incentive plans for new stock options at a lower exercise price.
	☐	☐	☐

(4) To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2006.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as properly may come before the annual meeting and any and all adjournments thereof.

This Proxy will be voted in the manner directed by the undersigned stockholder. If this Proxy is returned and no direction is provided by the undersigned stockholder, this Proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposals 2, 3 and 4.

Please indicate if you plan to attend the annual meeting	☐	☐

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

INTERNAP NETWORK SERVICES CORPORATION
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
2006 ANNUAL MEETING OF STOCKHOLDERS

Revocable Proxy	COMMON STOCK

          The undersigned hereby appoints David Buckel and Dorothy An, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of common stock of Internap Network Services Corporation (the “Company”) which the undersigned is entitled to vote at the 2006 Annual Meeting of Stockholders of the Company, to be held on Wednesday, June 21, 2006, at 10:00 a.m., Eastern Time, at 250 Williams Street, Atlanta, Georgia, and at any and all adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions listed on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

          This proxy card will be voted as directed. If no instructions are specified, this proxy card will be voted “FOR” each of the proposals listed on the reverse side of this proxy card. If any other business is presented at the annual meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the board of directors knows of no other business to be presented at the annual meeting.

          The undersigned may elect to withdraw this proxy card at any time prior to its use by: (i) giving written notice to Corporate Secretary, (ii) executing and delivering to the Corporate Secretary a duly executed proxy card bearing a later date or (iii) appearing at the annual meeting and voting in person.

          Please mark, date and sign exactly as your name appears on this proxy card. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee, guardian or custodian, please give your full title. If the holder is a corporation or a partnership, the full corporate or partnership name should be signed by a duly authorized officer.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED
POSTAGE-PAID ENVELOPE

(Continued, and to be signed and dated, on the reverse side)